Exhibit (d)(10)

AMENDMENT #3 TO TIIE

SUB-MANAGEMENT AGREEMENT

BETWEEN

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

AND

MIRAE ASSET GLOBAL INVESTMENTS (HONG KONG) LIMITED

THIS AMENDMENT is entered into as of September 25, 2018 by and among MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC (the "Investment Adviser"), a Delaware limited liability company having its main office at 625 Madison Avenue, 3rd Floor, New York, NY 10022, and MIRAE ASSET GLOBAL INVESTMENTS (HONG KONG) LIMITED (the "Sub-Adviser"), a Hong Kong corporation whose registered address is Level 15, Three Pacific Place, I Queen's Road East, Hong Kong.

RECITALS

WHEREAS, the parties previously entered into a Sub-Management Agreement dated July 21, 2010 (the "Agreement"), which generally provides that Sub-Adviser shall furnish certain sub-advisory services in connection with Investment Adviser's advisory activities on behalf of each separate series set forth in Exhibit A of the Agreement (the "Existing Funds") of Mirae Asset Discovery Funds, a Delaware statutory trust (the "Trust"); and

WHEREAS, Investment Adviser wishes to retain Sub-Adviser to provide certain new series of the Trust (the "New Funds" and together with the Existing Funds, the "Funds") certain sub-advisory services in connection with Investment Adviser's advisory activities and, therefore, wishes to amend and restate Exhibit A to the Agreement to add the New Funds, update the names of the Existing Funds and reflect the current series of the Trust; and

WHEREAS, Investment Adviser and Sub-Adviser now desire to amend and restate Schedule A to the Agreement to include the monthly fee that Investment Adviser agrees to pay to Sub-Adviser for all services rendered by Sub-Adviser with respect to the New Funds and in accordance with Section 8 of the Agreement and incorporate any amendments to Schedule A made to date; and

WHEREAS, the investment management agreement between Investment Adviser and the Trust, dated July 9, 2010 contemplates that Investment Adviser may sub-contract investment advisory services with respect to the Funds to a sub-adviser pursuant to a sub- management agreement agreeable to the Trust and approved in accordance with the provisions of the Investment Company Act of 1940 (the "1 940 Act"); and

WHEREAS, this Amendment has been approved in accordance with the provisions of the 1940 Act, and the Sub-Adviser is willing to furnish such services upon the terms and conditions of the Agreement and set forth herein; and

WHEREAS, Investment Adviser and Sub-Adviser otherwise wish to retain all terms and provisions in the Agreement and to continue to exercise their rights and fulfill their duties thereunder.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, and intending to be legally bound, the parties agree as follows:

1.    The Agreement is hereby amended by deleting Exhibit A and Schedule A to the Agreement and replacing them with the Exhibit A and Schedule A adding the following to Exhibit A:

IN WITNESS WHEREOF, the parties hereto cause this instrument to be executed as of the date above first written.

MIRAE ASSET GLOBAL		MIRAE ASSET GLOBAL
INVESTMENTS (USA) LLC		INVESTMENTS (HONG KONG) LTD.

By:	/s/ Dr. Peter T.C. Lee	By:	/s/ Kim Byung Ha
Print Name:	Dr. Peter T.C. Lee	Print Name:	Kim Byung Ha
Title:	President & CEO	Title:	COO

Schedule A

Sub-Management Fee

Fund	Fee
Asia Fund	50% of the total monthly investment management fee received by the Investment Adviser

Emerging Markets Fund Emerging Markets Great Consumer Fund Mirae Asset Emerging Markets VIT Fund Mirae Asset Emerging Markets Great Consumer VIT Fund	12.5% of the total monthly investment management fee received by the Investment Adviser from Fund plus an amount equal to 25% of the total monthly investment management fee received by the Investment Adviser from the Fund multiplied by the average daily percentage of the Fund's net assets allocated to the Sub-Adviser during the month. The Sub-Adviser shall not be paid any sub-management fee if the Sub-Adviser is not allocated or given discretion over any portion of the Fund's assets.

Exhibit A

Emerging Markets Fund

Asia Fund

Emerging Markets Great Consumer Fund

Mirae Asset Emerging Markets Great Consumer VIT Fund

Mime Asset Emerging Markets VIT Fund